The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <http://www.sec.gov/>. Alternatively, RBS Greenwich Capital will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbsgc.com.

This free writing prospectus is being delivered to you solely to provide you with information about the offering and to solicit an offer to purchase the offered securities. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase such securities. Any such commitment shall be subject to the conditions specified below.

This free writing prospectus is not required to contain all of the information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase the offered securities, supercedes any prior version of this free writing prospectus and any information contained in any prior similar free writing prospectus relating to these securities. If a preliminary prospectus is conveyed to you prior to your commitment to purchase, that document supersedes all other information provided to you concerning the offered securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The securities referred to in this free writing prospectus are being offered when, as and if issued. The issuer is not obligated to issue any such securities or any similar securities, and all or a portion of the securities may not be issued that have the characteristics described herein. The underwriters' obligation to deliver such securities is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of the securities having the characteristics described herein. If, for any reason, the issuer does not deliver such securities, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

For asset-backed and mortgage-backed securities: Certain of the information contained herein may be based on numerous assumptions (including preliminary assumptions about the pool assets and structure), which may not be specifically identified as assumptions in the information. Any such information or assumptions are subject to change. The information in this free writing prospectus may reflect assumptions specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any assumptions specifically required by you.

Any legends, disclaimers or other notices that may appear below or on any electronic communication to which this free writing prospectus is attached which state that (1) these materials do not constitute an offer (or a solicitation of an offer), (2) no representation is made as to the accuracy or completeness of these materials and that these materials may not be updated or (3) these materials may be confidential are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

NATIONSTAR 2006-B
SECTION 32

		Minimum	Maximum
Scheduled Principal Balance	$3,943,393	$862	$124,815
Average Scheduled Principal Balance	$26,115
Number of Mortgage Loans	151

Arrearage	$187,676	$0	$15,971

Weighted Average Gross Coupon	11.12%	5.99%	17.99%
Weighted Average FICO Score	590	451	803
Weighted Average Combined Original LTV	74.52%	16.67%	97.60%
Weighted Average Combined AVM LTV	44.40%	4.35%	73.87%

Weighted Average Original Term	275 months	84 months	360 months
Weighted Average Stated Remaining Term	198 months	12 months	301 months
Weighted Average Seasoning	76 months	59 months	106 months

Weighted Average Gross Margin	8.514%	7.900%	9.250%
Weighted Average Minimum Interest Rate	13.174%	11.650%	14.375%
Weighted Average Maximum Interest Rate	19.771%	18.650%	20.400%
Weighted Average Initial Rate Cap	1.000%	1.000%	1.000%
Weighted Average Subsequent Rate Cap	1.000%	1.000%	1.000%
Weighted Average Months to Roll	2 months	2 months	2 months

Maturity Date		Jul 10 2007	Sep 1 2031
Maximum Zip Code Concentration	3.17%	80501

ARM	1.17%	Cash Out Refinance	85.65%
Fixed Rate	98.83%	Rate/Term Refinance	14.35%

6 MO LIBOR	1.17%	Condominium	1.39%
Fixed Rate	93.79%	Manufactured Housing	2.09%
Fixed Rate 30/15 Balloon	5.04%	PUD	0.45%
		Single Family	95.49%
Not Interest Only	100.00%	Townhouse	0.58%

Prepay Penalty: 0 months	60.79%	Investor	0.68%
Prepay Penalty: 12 months	2.62%	Primary	99.32%
Prepay Penalty: 36 months	7.77%
Prepay Penalty: 60 months	28.82%	Top 5 States:
		Louisiana	21.35%
First Lien	92.46%	Florida	8.35%
Second Lien	7.54%	Texas	6.25%
		Ohio	6.13%
Full Documentation	95.56%	Colorado	5.65%
Limited Documentation	1.53%
No Income Verification	2.91%	Bankruptcy	3.90%
		Not Bankruptcy	96.10%

		Section 32	100.00%

NATIONSTAR 2006-B

SECTION 32
Current Principal Balance	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
0.01 - 50,000.00	133	2,758,934.96	69.96%	12.013	172	72.19	580	40.84
50,000.01 - 100,000.00	17	1,059,642.92	26.87%	9.170	260	79.94	605	54.65
100,000.01 - 150,000.00	1	124,815.04	3.17%	7.800	267	80.00	673	0.00
Total	151	3,943,392.92	100.00%	11.116	198	74.52	590	44.40

Current Gross Rate	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
5.500 - 5.999	1	98,121.49	2.49%	5.990	293	50.96	618	39.09
7.000 - 7.499	1	54,547.67	1.38%	7.000	290	84.05	580	0.00
7.500 - 7.999	4	328,194.09	8.32%	7.895	227	77.97	659	0.00
8.000 - 8.499	1	16,538.33	0.42%	8.450	266	46.16	803	0.00
8.500 - 8.999	9	313,948.07	7.96%	8.762	206	73.65	666	0.00
9.000 - 9.499	5	142,595.22	3.62%	9.206	155	63.93	579	26.31
9.500 - 9.999	16	480,407.09	12.18%	9.797	215	81.05	577	57.28
10.000 -10.499	6	191,074.47	4.85%	10.276	206	79.98	557	40.08
10.500 -10.999	16	432,662.82	10.97%	10.829	198	77.15	565	50.32
11.000 -11.499	8	289,693.30	7.35%	11.106	184	81.40	599	39.46
11.500 -11.999	12	244,115.72	6.19%	11.736	203	83.50	575	61.09
12.000 -12.499	11	285,197.61	7.23%	12.229	179	76.94	551	48.62
12.500 -12.999	18	364,249.86	9.24%	12.814	184	67.71	577	32.69
13.000 -13.499	4	76,772.47	1.95%	13.107	206	67.82	581	0.00
13.500 -13.999	10	143,131.91	3.63%	13.794	126	66.58	554	15.34
14.000 -14.499	9	155,175.79	3.94%	14.187	204	72.13	607	48.93
14.500 -14.999	1	13,565.58	0.34%	14.990	113	80.00	515	0.00
15.000 -15.499	1	14,825.35	0.38%	15.000	108	70.00	708	23.16
15.500 -15.999	4	61,528.39	1.56%	15.652	155	58.53	528	35.58
16.000 -16.499	7	151,629.66	3.85%	16.191	170	68.78	575	41.81
16.500 -16.999	4	46,978.07	1.19%	16.684	199	62.65	602	30.73
17.000 -17.499	1	32,043.84	0.81%	17.250	291	60.00	497	53.41
17.500 -17.999	2	6,396.12	0.16%	17.990	39	87.64	586	65.24
Total	151	3,943,392.92	100.00%	11.116	198	74.52	590	44.40

FICO	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
400-499	14	417,428.47	10.59%	11.824	237	72.31	483	40.79
500-524	22	519,142.63	13.16%	11.976	204	75.63	508	53.05
525-549	16	331,120.81	8.40%	11.637	175	74.07	540	41.09
550-574	20	529,253.79	13.42%	11.143	171	75.92	558	56.17
575-599	20	536,606.97	13.61%	11.444	203	80.81	585	55.21
600-624	14	419,472.37	10.64%	10.190	242	68.95	618	45.19
625-649	14	311,620.27	7.90%	11.739	201	77.16	635	26.29
650-674	11	430,680.84	10.92%	10.231	222	77.18	667	36.55
675-699	5	95,949.16	2.43%	11.428	94	59.01	687	32.03
700+	15	352,117.61	8.93%	9.526	143	69.48	746	19.26
Total	151	3,943,392.92	100.00%	11.116	198	74.52	590	44.40

Combined Original LTV	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
0.01- 49.99	17	167,053.72	4.24%	12.344	108	33.45	644	5.45
50.00- 54.99	9	259,479.23	6.58%	10.333	243	52.14	578	33.23
55.00- 59.99	6	112,631.27	2.86%	11.988	130	57.06	542	38.10
60.00- 64.99	12	258,629.21	6.56%	11.861	164	62.05	618	38.85
65.00- 69.99	11	281,986.73	7.15%	11.200	131	67.24	596	27.89
70.00- 74.99	16	397,365.74	10.08%	12.634	218	72.87	570	43.83
75.00- 79.99	18	539,324.58	13.68%	10.851	164	76.48	594	42.40
80.00	21	605,212.01	15.35%	10.801	199	80.00	597	50.58
80.01- 84.99	15	458,667.49	11.63%	10.675	234	82.65	585	43.53
85.00- 89.99	13	387,167.95	9.82%	10.469	221	85.22	577	62.11
90.00- 94.99	11	402,794.96	10.21%	10.688	244	90.99	590	56.41
95.00- 99.99	2	73,080.03	1.85%	11.650	287	97.57	581	67.99
Total	151	3,943,392.92	100.00%	11.116	198	74.52	590	44.40

Original Term (months)	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
84	2	10,515.99	0.27%	10.361	12	79.28	565	0.00
96	1	14,317.11	0.36%	9.750	28	85.49	556	0.00
120	29	262,050.47	6.65%	12.504	46	58.45	592	31.80
180	52	1,130,106.72	28.66%	11.470	103	71.69	612	38.42
240	15	471,059.16	11.95%	12.010	167	76.31	556	46.98
300	2	112,950.64	2.86%	9.745	229	88.33	552	73.87
360	50	1,942,392.83	49.26%	10.599	283	76.99	587	47.25
Total	151	3,943,392.92	100.00%	11.116	198	74.52	590	44.40

Stated Remaining Term (months)	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
1- 60	32	286,883.57	7.28%	12.288	44	60.57	590	31.80
61-120	51	1,090,797.13	27.66%	11.551	103	71.77	615	38.42
121-180	16	510,368.75	12.94%	11.798	163	75.77	556	46.98
181-240	2	112,950.64	2.86%	9.745	229	88.33	552	73.87
241-300	48	1,856,359.80	47.08%	10.611	282	76.83	592	47.25
301-360	2	86,033.03	2.18%	10.348	301	80.35	483	0.00
Total	151	3,943,392.92	100.00%	11.116	198	74.52	590	44.40

Debt Ratio	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
0.01 -20.00	25	510,825.27	12.95%	11.926	172	66.20	596	23.99
20.01 -25.00	20	473,129.10	12.00%	11.999	173	72.52	583	43.31
25.01 -30.00	21	529,316.52	13.42%	11.307	168	74.88	568	52.30
30.01 -35.00	18	341,991.13	8.67%	11.757	186	85.28	571	63.36
35.01 -40.00	25	742,379.62	18.83%	10.169	209	70.85	639	34.54
40.01 -45.00	24	718,664.94	18.22%	10.755	217	79.13	579	43.20
45.01 -50.00	12	418,382.82	10.61%	11.117	215	75.41	568	62.50
50.01 -55.00	6	208,703.52	5.29%	10.205	285	76.24	584	27.33
Total	151	3,943,392.92	100.00%	11.116	198	74.52	590	44.40

FRM/ARM	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
ARM	3	46,171.55	1.17%	13.518	233	59.91	595	0.00
Fixed Rate	148	3,897,221.37	98.83%	11.088	198	74.69	590	44.40
Total	151	3,943,392.92	100.00%	11.116	198	74.52	590	44.40

Product	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
6 MO LIBOR	3	46,171.55	1.17%	13.518	233	59.91	595	0.00
Fixed Rate	141	3,698,424.39	93.79%	11.087	203	74.73	590	44.50
Fixed Rate 30/15 Balloon	7	198,796.98	5.04%	11.098	103	74.02	592	43.50
Total	151	3,943,392.92	100.00%	11.116	198	74.52	590	44.40

Interest Only	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
Not Interest Only	151	3,943,392.92	100.00%	11.116	198	74.52	590	44.40
Total	151	3,943,392.92	100.00%	11.116	198	74.52	590	44.40

Prepayment Penalty Original Term (months)	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
Prepay Penalty: 0 months	94	2,397,147.01	60.79%	11.491	195	74.26	588	46.58
Prepay Penalty: 12 months	4	103,216.16	2.62%	11.670	277	80.54	587	0.00
Prepay Penalty: 36 months	13	306,540.82	7.77%	10.775	166	77.76	610	47.44
Prepay Penalty: 60 months	40	1,136,488.93	28.82%	10.366	207	73.63	590	40.52
Total	151	3,943,392.92	100.00%	11.116	198	74.52	590	44.40

Lien	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
First Lien	126	3,645,879.21	92.46%	10.954	205	74.13	591	43.97
Second Lien	25	297,513.71	7.54%	13.106	114	79.24	581	47.42
Total	151	3,943,392.92	100.00%	11.116	198	74.52	590	44.40

Documentation Type	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
Full Documentation	146	3,768,292.95	95.56%	11.043	196	75.07	592	44.12
Limited Documentation	2	60,189.59	1.53%	12.899	200	61.59	644	0.00
No Income Verification	3	114,910.38	2.91%	12.571	267	63.14	507	53.41
Total	151	3,943,392.92	100.00%	11.116	198	74.52	590	44.40

Loan Purpose	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
Cash Out Refinance	132	3,377,682.24	85.65%	11.316	197	74.58	587	47.11
Rate/Term Refinance	19	565,710.68	14.35%	9.922	210	74.12	607	27.66
Total	151	3,943,392.92	100.00%	11.116	198	74.52	590	44.40

Property Type	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
Condominium	1	54,924.76	1.39%	10.750	111	80.00	550	67.81
Manufactured Housing	3	82,326.51	2.09%	9.282	102	69.80	663	0.00
PUD	2	17,705.66	0.45%	14.992	68	77.04	579	64.77
Single Family	144	3,765,375.98	95.49%	11.138	203	74.46	589	42.96
Townhouse	1	23,060.01	0.58%	12.000	110	85.00	587	0.00
Total	151	3,943,392.92	100.00%	11.116	198	74.52	590	44.40

Occupancy Status	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
Investor	1	26,790.59	0.68%	10.990	86	80.00	572	0.00
Primary	150	3,916,602.33	99.32%	11.117	199	74.48	590	44.40
Total	151	3,943,392.92	100.00%	11.116	198	74.52	590	44.40

State	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
Arizona	2	106,892.11	2.71%	9.801	264	82.63	580	73.87
Arkansas	7	101,800.98	2.58%	11.091	94	67.16	580	18.05
California	1	13,885.65	0.35%	12.950	288	78.87	537	27.33
Colorado	2	222,936.53	5.65%	7.003	278	67.22	649	39.09
Florida	13	329,355.69	8.35%	11.379	180	73.57	590	27.91
Georgia	1	6,635.56	0.17%	11.900	75	30.00	612	0.00
Idaho	2	104,708.00	2.66%	9.456	266	80.00	566	0.00
Illinois	5	93,293.31	2.37%	11.588	137	66.48	633	0.00
Indiana	8	160,223.94	4.06%	11.211	210	83.38	520	51.92
Iowa	6	138,618.50	3.52%	11.170	211	71.21	619	44.84
Kansas	3	42,954.27	1.09%	13.710	102	65.92	522	15.34
Kentucky	3	54,143.40	1.37%	10.559	217	87.70	594	0.00
Louisiana	19	842,006.20	21.35%	10.233	217	83.43	600	67.99
Maine	1	26,691.27	0.68%	12.000	293	51.82	583	0.00
Massachusetts	1	21,247.86	0.54%	12.990	108	77.81	556	36.19
Michigan	4	97,927.43	2.48%	10.774	152	68.49	522	40.87
Minnesota	1	23,369.89	0.59%	13.990	293	72.12	555	0.00
Mississippi	4	43,672.55	1.11%	13.467	79	59.57	523	0.00
Missouri	10	185,791.42	4.71%	12.385	145	70.53	590	43.63
Nebraska	2	50,420.25	1.28%	13.581	236	77.06	595	23.16
New Mexico	5	57,630.43	1.46%	13.486	138	65.94	609	53.34
New York	5	116,485.78	2.95%	11.975	278	80.48	597	56.65
North Carolina	5	172,559.90	4.38%	9.709	230	72.49	574	0.00
Ohio	7	241,829.75	6.13%	9.877	136	70.23	577	56.43
Oklahoma	6	120,524.02	3.06%	12.698	217	71.49	577	0.00
Oregon	1	11,646.54	0.30%	10.700	47	17.47	735	4.35
Pennsylvania	3	63,401.57	1.61%	12.116	199	85.21	510	50.98
South Carolina	2	40,497.96	1.03%	12.829	158	80.36	518	66.16
South Dakota	1	3,272.55	0.08%	11.800	23	50.00	595	0.00
Tennessee	2	34,434.59	0.87%	12.783	109	66.11	597	72.79
Texas	13	246,410.82	6.25%	15.705	175	64.70	562	43.06
Virginia	1	24,921.57	0.63%	11.850	288	80.00	589	0.00
West Virginia	1	16,538.33	0.42%	8.450	266	46.16	803	0.00
Wisconsin	2	46,807.75	1.19%	12.385	180	72.35	651	0.00
Wyoming	2	79,856.55	2.03%	10.052	219	79.48	740	0.00
Total	151	3,943,392.92	100.00%	11.116	198	74.52	590	44.40

Gross Margin	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
7.500 - 7.999	1	13,400.39	29.02%	12.875	266	17.73	677	0.00
8.000 - 8.499	1	13,683.08	29.64%	13.125	170	73.18	484	0.00
9.000 - 9.499	1	19,088.08	41.34%	14.250	254	80.00	618	0.00
Total	3	46,171.55	100.00%	13.518	233	59.91	595	0.00

Minimum Interest Rate	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
11.500 -11.999	1	13,400.39	29.02%	12.875	266	17.73	677	0.00
12.500 -12.999	1	13,683.08	29.64%	13.125	170	73.18	484	0.00
14.000 -14.499	1	19,088.08	41.34%	14.250	254	80.00	618	0.00
Total	3	46,171.55	100.00%	13.518	233	59.91	595	0.00

Maximum Interest Rate	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
18.500 -18.999	1	13,400.39	29.02%	12.875	266	17.73	677	0.00
19.500 -19.999	1	13,683.08	29.64%	13.125	170	73.18	484	0.00
20.000 -20.499	1	19,088.08	41.34%	14.250	254	80.00	618	0.00
Total	3	46,171.55	100.00%	13.518	233	59.91	595	0.00

Initial Periodic Rate Cap	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
1.000	3	46,171.55	100.00%	13.518	233	59.91	595	0.00
Total	3	46,171.55	100.00%	13.518	233	59.91	595	0.00

Subsequent Periodic Rate Cap	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
1.000	3	46,171.55	100.00%	13.518	233	59.91	595	0.00
Total	3	46,171.55	100.00%	13.518	233	59.91	595	0.00

Next Rate Change Date	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
10/01/06	3	46,171.55	100.00%	13.518	233	59.91	595	0.00
Total	3	46,171.55	100.00%	13.518	233	59.91	595	0.00

Arrearage	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
0.00	60	1,693,334.72	42.94%	10.255	190	74.17	630	33.94
0.01 - 1,000.00	46	873,070.88	22.14%	12.031	184	73.10	566	46.02
1,000.01 - 2,000.00	14	426,507.39	10.82%	10.792	217	75.88	549	32.68
2,000.01 - 3,000.00	14	333,015.45	8.44%	11.645	205	73.14	575	34.67
3,000.01 - 4,000.00	2	63,190.35	1.60%	13.689	160	77.73	503	52.97
4,000.01 - 5,000.00	3	83,790.28	2.12%	11.911	154	61.20	533	47.33
5,000.01 - 6,000.00	2	52,166.29	1.32%	11.711	188	74.88	552	0.00
6,000.01 - 7,000.00	3	144,808.19	3.67%	10.826	217	81.71	566	67.81
7,000.01 - 8,000.00	1	54,547.67	1.38%	7.000	290	84.05	580	0.00
8,000.01 - 9,000.00	2	103,434.07	2.62%	13.281	292	85.95	556	63.47
9,000.01 - 10,000.00	2	47,548.22	1.21%	12.452	283	81.26	553	0.00
10,000.01 - 11,000.00	1	22,639.18	0.57%	16.100	109	54.14	586	0.00
15,000.01 - 16,000.00	1	45,340.23	1.15%	16.100	291	74.43	515	48.23
Total	151	3,943,392.92	100.00%	11.116	198	74.52	590	44.40

Bankruptcy	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
Bankruptcy	4	153,698.22	3.90%	10.696	186	79.31	539	53.77
Not Bankruptcy	147	3,789,694.70	96.10%	11.133	199	74.32	592	42.98
Total	151	3,943,392.92	100.00%	11.116	198	74.52	590	44.40

Section 32	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
Section 32	151	3,943,392.92	100.00%	11.116	198	74.52	590	44.40
Total	151	3,943,392.92	100.00%	11.116	198	74.52	590	44.40

Called Deal	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
N/A	2	45,381.04	1.15%	11.179	266	69.27	682	0.00
1998-1	8	143,711.97	3.64%	10.061	139	71.30	643	22.35
1998-3	9	244,103.72	6.19%	10.890	186	71.33	629	33.86
1998-4	24	601,928.67	15.26%	10.672	211	75.83	614	0.00
2000-C	34	768,084.43	19.48%	11.501	181	73.28	571	45.68
2000-D	43	1,133,308.79	28.74%	11.900	194	76.51	567	46.48
2001-A	27	879,841.88	22.31%	10.451	215	73.44	608	47.08
2001-C	4	127,032.42	3.22%	10.110	241	77.14	506	0.00
Total	151	3,943,392.92	100.00%	11.116	198	74.52	590	44.40

AVM LTV	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
0.01- 49.99	26	653,256.30	16.57%	11.367	172	64.70	580	32.41
50.00- 54.99	4	131,568.60	3.34%	12.632	269	79.19	488	53.05
55.00- 59.99	2	56,737.80	1.44%	11.860	197	91.08	571	57.65
60.00- 64.99	1	8,590.00	0.22%	16.150	48	80.00	563	64.77
65.00- 69.99	4	166,812.95	4.23%	11.576	200	87.62	556	67.49
70.00- 74.99	2	65,536.17	1.66%	10.199	196	83.81	538	73.57
None	112	2,860,891.10	72.55%	10.953	202	75.22	601	0.00
Total	151	3,943,392.92	100.00%	11.116	198	74.52	590	44.40